==========                                                   OMB APPROVAL
  FORM 4                                             OMB Number:      3235-0287
==========                                           Expires:  January 31, 2005
                                                     Estimated average burden
[_]  Check this box if no longer                     hours per response.....0.5
     subject to Section 16. Form 4
     or Form 5 obligations may
     continue. See instruction 1(b).

                UNITED STATES SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
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1.   Name and Address of Reporting Person*

Wrigley                             J.                   William
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   (Last)                           (First)             (Middle)

                           186 Attorneys.com Court
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                                    (Street)

  Lake Helen                          FL                 32744
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   (City)                           (State)              (Zip)

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2.  Issuer Name and Ticker or Trading Symbol

                      1-800-ATTORNEY, Inc. (Nasdaq: ATTY)
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3.  I.R.S. Identification Number of Reporting Person, if an entity (voluntarty)

________________________________________________________________________________
4.  Statement for Month/Year
                                 November 2002
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5.  If Amendment, Date of Original (Month/Year)

                                November 5, 2002
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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [x]  Director                            [_]  10% Owner
    [x]  Officer (give title below)          [_]  Other (specify below)

                                   COO
________________________________________________________________________________
7.  Individual or Joint/Group Filing (Check Applicable Line)

    [x]  Form filed by One Reporting Person
    [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                               OR BENEFICIALLY OWNED
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
                                                                  4. Securities
                                                                     Acquired (A)   5. Amount of
                                                                     or Disposed of    Securities
                                                                     (D) (Instr. 3,    Benificially
                                   2A. Deemed     3. Transaction      4 and 5)         Owned Follow-  6. Ownership     7. Nature of
                                       Execution     Code         -----------------    ing Reported      Form:            Indirect
1. Title of      2. Transaction        Date, if      (Instr. 8)           (A)          Transaction(s)    Direct (D) or    Beneficial
   Security         Date (Month/       any (Month    -----------          or           (Instr. 3         Indirect (I)     Ownership
   (Instr. 3)       Day/Year)          Day/Year      Code      V  Amount (D)  Price    and 4)            (Instr.4)        (Instr. 4)
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

   Common Stock,
   no par value     11/01/02(1)                       p(2)         2000   A    $1.95      3000               D
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
1) Incorrectly reported in original report as occurring on October 23, 2002.
2) Purchased in open market transactions.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
                                                     5.                                                   9.
                                                     Number                                               Number
                                                     of                                                   of        10.
                                                     Deriv-                       7.                      Deriv-    Owner-
                                                     ative                        Title and               ative     ship
                                                     Secur-                       Amount of               Secur-    Form of
                                                     ities                        Underlying              ities     Deriv-   11.
            2.                                       Acquired    6.               Securities      8.      Bene-     ative    Nature
            Conver-                        4.        (A) or      Date             (Instr. 3       Price   ficially  Secur-   of In-
            sion or    3.       3A.        Trans-    Disposed    Exercisable and  and 4)          of      Owned     ities:   direct
            Exer-      Trans-   Deemed     action    of (D)      Expiration Date  --------------  Deriv-  Following Direct   Bene-
1.          cise       action   Execution  Code      (Instr.     (Month/Day/Year)         Amount  ative   Reported  (D) or   ficial
Title of    Price      Date     Date, if   (Instr.   3, 4        ----------------         or      Secur-  Trans-    Indirect Owner-
Derivative  of Deriv-  (Month/  any        8)        and 5)      Date     Expira-         Number  ity     action(s) (I)      ship
Security    ative      Day/     (Month/    ------    --------    Exer-    tion            of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  Security   Year)    Day/Year)  Code V    (A)  (D)    cisable  Date    Title   Shares  5)      4)        4)       4)
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

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
Explanation of Responses:

*Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/  J. William Wrigley                                         11/06/02
-----------------------------------------------             ----------------
    **Signature of Reporting Person                                Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.